Exhibit 99.1

The Next Generation of Instant Search with Applications - WordLogic Patented Technology to Lead the Way

VANCOUVER, British Columbia, Oct. 25, 2010 (GLOBE NEWSWIRE) -- "The next generation of search will enable application users--PC, smartphone and tablet users--to find information at speeds not imaginable today, and without ever leaving the application," says Frank Evanshen, CEO of WordLogic Corporation (OTCBB:WLGC - News). Mr. Evanshen reports that his predictive technology software company is marketing a patented search technology that it says "will change the way people interact with the Internet by making fast multi-level and multi-word search possible with applications."

"This advanced software functions in a way that allows many kinds of search without changing screens or leaving the application that you are working on," says Mr. Evanshen.

"Using this unique technology, a search request within an application will be able to tap the entire Web universe of available information, providing instant, multi-level predictive search to key applications," explains Mr. Evanshen. "This cutting edge technology will allow users to access data on the Web, with 40-50% less steps than currently available methods."

Vancouver, BC-based WordLogic (www.wordlogic.com) is the developer of patent-protected predictive text software used in input and Internet-based search applications. WordLogic offers advanced methods of text and information entry into personal computing devices ranging from small handheld mobile devices like smartphones to tablet and desktop computers. WordLogic has several patents granted on its current products with many new applications now under consideration, which are available for licensing.

For more information about WordLogic Corporation, visit www.wordlogic.com. To send a message via Twitter, contact us at www.twitter.com/wordlogiccorp, or visit us on Facebook, www.facebook.com/wordlogiccorp. WordLogic headquarters is located at 1130 West Pender Street, Suite 230, Vancouver, BC, Canada. Telephone: 1.866.WORDLOGIC (main office); Frank Evanshen, CEO, 1+604.257.3660, fevanshen@wordlogic.com; Roger Sichel, Director of Business Development, 1+914.273.9691, rsichel@wordlogic.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the US Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.